SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(b)

                           (Amendment No. _________)*

                           ASI TECHNOLOGY CORPORATION
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                                (Name of Issuer)

                          Common Stock, $0.02 par value
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                         (Title of Class of Securities)

                                    00208C103
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                                 (CUSIP Number)

                                  JUNE 22, 2005
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00208C103                     13G                    PAGE 3 OF 6 PAGES
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1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                ELWOOD G. NORRIS
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                               (a) [ ]   (b) [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

                            UNITED STATES OF AMERICA
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                           5   SOLE VOTING POWER
NUMBER OF                           372,905
SHARES                     -----------------------------------------------------
BENEFICIALLY               6   SHARED VOTING POWER
OWNED BY EACH                       0
REPORTING                  -----------------------------------------------------
PERSON                     7   SOLE DISPOSITIVE POWER
WITH                                372,905
                           -----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER
                                    0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   372,905 SHARES OF COMMON STOCK (SEE ITEM 4)
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10   CHECK IF THE  AGGREGATE  AMOUNT IN ROW (9)  EXCLUDES  CERTAIN  SHARES
     (SEE INSTRUCTIONS) [ ]

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                      8.9%
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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN
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
CUSIP NO. 00208C103                     13G                    PAGE 4 OF 6 PAGES
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ITEM 1(a).        NAME OF ISSUER:
                           ASI Technology Corporation

ITEM 1(b.)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  980 American Pacific Dr, #111, Henderson, NV 89014

ITEM 2(a).        NAME OF PERSONS FILING:
                           Elwood G. Norris ("Norris")

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  14486 Southern Hills Lane, Poway, CA 92064

ITEM 2(c).        CITIZENSHIP:
                              United States Citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                     Common Stock, par value $0.02 per share

ITEM 2(e).        CUSIP NUMBER:
                                    00208C103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       (a)  [  ]  Broker or dealer registered under Section 15 of the Exchange
                  Act;

       (b)  [  ]  Bank as defined  in  Section  3(a)(6) of the Exchange Act;

       (c)  [  ]  Insurance  company  as  defined  in  Section 3(a)(19)  of  the
                  Exchange Act;

       (d)  [  ]  Investment   company   registered   under  Section  8  of  the
                  Investment Company Act;

       (e)  [  ]  An investment adviser in accordance with Rule 13d-1(b)(ii)(E);

       (f)  [  ]  An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

CUSIP NO. 00208C103                     13G                    PAGE 5 OF 6 PAGES
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       (g)  [  ]  A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(ii)(G)

       (h)  [  ]  A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;

       (i)  [  ]  A church  plan  that is  excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j)  [  ]  Group,  in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:Norris beneficially owns 372,905 shares of Common Stock of which: (i) 352,905 shares are owned indirectly through Norris' family trust. (ii) 20,000 shares are issuable to Norris upon exercise of immediately exercisable stock options.

         (b)   Percent of Class: 8.9%

         (c)   Number of shares as to which such person has:


               (i) Sole power to vote or to direct the vote: 372,905 shares of common stock

               (ii) Shared power to vote or to direct the vote: 0 shares of common stock

               (iii) Sole  power to dispose  or to direct  the  disposition  of:
                     372,905 shares of common stock

               (iv) Shared power to dispose or to direct the disposition of: 0 shares of common stock

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

CUSIP NO. 00208C103                     13G                    PAGE 6 OF 6 PAGES
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
                                 Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                 Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                                 Not Applicable.

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 1, 2005


                                            /s/       ELWOOD G. NORRIS
                                            ------------------------------------
                                                      Elwood G. Norris